Exhibit 23.2
February 14, 2007
XATA Corporation
151 E. Cliff Road, Suite 10
Burnsville, MN 55337

Re:	Opinion of Counsel as to Legality of Shares of Common Stock to be Registered Under the Securities Act of 1933
Gentlemen:
This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 500,000 shares of Common Stock, $.01 par value, of XATA Corporation (the “Company”) offered to officers, directors, employees and consultants of the Company offered pursuant to the XATA 2007 Long Term Incentive and Stock Option Plan (the “Plan”), 412,593 shares issued to employees as stock bonus awards (“Awards”), and 150,000 shares subject to employee non-qualified options (“Options”) (collectively, the “Shares”).
As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that (1) the Shares offered under the Plan and the Options will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company; and (2) the Shares comprising the Awards are validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to the Shares under the Securities Act of 1933.
Very truly yours,
MESSERLI & KRAMER
/s/ Janna R. Severance
Janna R. Severance